EXHIBIT 99.1

EXECUTIVE COMPENSATION OF

DUQUESNE LIGHT COMPANY EXECUTIVE

OFFICERS FOR 2004 AND SECURITY OWNERSHIP

OF DUQUESNE LIGHT COMPANY DIRECTORS

AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2004

Compensation

The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the Chief Executive Officer and the four other named executive officers of Duquesne Light Company (Duquesne Light) for service during the years indicated. Mr. O’Brien became President and Chief Executive Officer effective July 31, 2003.

SUMMARY COMPENSATION TABLE

Long Term Compensation
	Annual Compensation				Awards		Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Other Annual Compensation ($)(2)	(f) Other Restricted Stock Award(s) ($)(3)	(g) Securities Underlying Performance Options/SARs (#)(4)	(h) LTIP Payouts ($)	(i) All Other Compensation ($)(5)
M. K. O’Brien President & Chief Executive Officer	2004 2003	462,500 450,000	468,000 438,750	— —	— 1,298,409	— —	— —	10,347 10,047

J. G. Belechak Sr. VP & Chief Operations Officer	2004 2003 2002	260,908 227,500 174,250	164,028 151,200 110,250	2,965 3,864 5,101	— 412,050 —	— — 24,000	— — —	14,311 6,039 5,711

M. L. Hogel Sr. VP & Chief Legal and Admin. Officer	2004 2003 2002	254,849 222,125 173,833	160,258 147,660 107,625	2,989 3,895 34,660	— 386,925 —	— — 24,000	— — —	12,025 9,418 8,958

S. R. Schott Sr. VP & Chief Financial Officer	2004 2003 2002	219,942 184,167 151,667	145,356 122,400 76,500	2.965 3703 5,627	— 336,675 —	— — 15,000	— — —	11,843 5,433 7,859

W.F. Fields VP & Treasurer	2004 2003 2002	178,567 176,000 171,417	81,972 79,200 23,760	2,965 3,544 4,005	— 145,725 —	— — 24,000	— — 28,333	11,905 5,786 5,488

(1)	Bonus compensation is determined annually based upon the prior year’s performance and either paid or deferred (via an eligible participant’s prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2)	Includes amounts reimbursed for the payment of taxes related to the provision of investment counseling services. Also includes perquisites or personal benefits if, in the aggregate, they exceed the lesser of $50,000 or 10% of the named executive officer’s salary and bonus for the covered year. Includes $10,357 for club dues for Ms. Hogel.

(3)	No restricted stock awards were made in 2004. The amounts shown in the table represent the market value of restricted stock awards made November 10, 2003, based on the closing stock price of $16.75 on that date. One-third of these awards vested on December 31, 2004. The remaining restricted stock will vest in equal increments on December 31, 2005 and 2006. As of December 31, 2004, and based on the then-closing stock price of $18.85, the number and value of the officers’ aggregate restricted stock holdings was: Mr. O’Brien 51,678 restricted shares valued at $974,130; Mr. Belechak 16,400 restricted shares valued at $308,648; Ms. Hogel 15,400 restricted shares valued at $290,290; Mr. Schott 13,400 restricted shares valued at $252,590; and Mr. Fields 5,800 restricted shares valued at $109,330. Dividends accumulate on the restricted shares at the same rate as paid to all stockholders; accumulated dividends are paid upon the vesting of the shares.

(4)	Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. Once granted, the stock options can be exercised only if they become awarded and vested.

(5)	The information for 2004 includes (i) accrued, unused vacation sold to Duquesne Light Holding of $8,654 for Mr. O’Brien; $4,846 for Mr. Belechak; $4,733 for Ms. Hogel; $3,923 for Mr. Schott; and $3,385 for Mr. Fields; (ii) term life insurance premiums of $1,693 for Mr. O’Brien; $948 for Mr. Belechak; $928 for Ms. Hogel; $767 for Mr. Schott; and $662 for Mr. Fields; and (iii) 401(k) Retirement Savings Plan for Management Employees matching contributions of $8,517 for Mr. Belechak; $6,364 for Ms. Hogel; $7,153 Mr. Schott; and $7,858 for Mr. Fields.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

(a) Name	(b) Number of Securities Underlying Options/SARs Exercised (#)	(c) Value Realized ($)(1)	(d) Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End Exercisable/ Unexercisable (#)(2)	(e) Value of Unexercised In-the-Money Options/SARs at Year-End Exercisable/ Unexercisable ($)
M. K. O’Brien	13,059/0	$38,524.37	202,712/67000	$341,074/$261,300
J. G. Belechak	—	—	22,500/12,000	$67,957/$46,800
M. L. Hogel	—	—	22,500/12,000	$67,957/$46,800
S. R. Schott	—	—	14,000/7,500	$42,347/$29,250
W.F. Fields	—	—	53,079/12,000	$67,957/$46,800

(1)	Represents the difference between the option/SAR exercise price and the fair market value of the common stock on the NYSE on the date of exercise.

(2)	The numbers set forth include options/SARs previously granted but not yet earned. The number to be earned will be based on individual and corporate performance and may be earned over future periods from one to three years as established with each option grant.

Retirement Plan

We maintain tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

PENSION PLAN TABLE

Highest Consecutive Five-Year Average Compensation	Years of Service
	5	10	15	20	25	30	35
$100,000	$8,000	$15,000	$23,000	$30,000	$37,000	$43,000	$48,000
$200,000	$17,000	$33,000	$50,000	$66,000	$82,000	$95,000	$105,000
$300,000	$26,000	$51,000	$77,000	$102,000	$127,000	$146,000	$161,000
$400,000	$35,000	$69,000	$104,000	$138,000	$172,000	$198,000	$218,000
$500,000	$44,000	$87,000	$131,000	$174,000	$217,000	$250,000	$275,000
$600,000	$53,000	$105,000	$158,000	$210,000	$262,000	$301,000	$331,000

Compensation used for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

The current covered compensation and current years of credited service for the named executive officers are as follows: Mr. O’Brien ($586,267 and 19.75); Mr. Belechak ($255,783 and 22.917); Ms. Hogel ($269,323 and 17.83); Mr. Schott ($227,267 and 12.5); and Mr. Fields ($232,201 and 29.5).

Employment Agreements

Non-Competition and Confidentiality Agreements. We have stand-alone non-competition and confidentiality agreements with Messrs. O’Brien, Belechak, Schott, Fields and Ms. Hogel. These agreements provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

Employment Agreement. Mr. O’Brien has a three-year employment agreement, subject to automatic one-year extensions as of each anniversary of the effective date unless prior written notice of termination is given by Mr. O’Brien or the company. The agreement provides, among other things, that Mr. O’Brien will serve as President and Chief Executive Officer of Duquesne Light Holdings at an annual base salary of at least $450,000, subject to periodic review, and provides for his participation in executive compensation and other employee benefit plans. If Mr. O’Brien is discharged other than for cause (as defined) or resigns for good reason (as defined), then, in addition to any amounts earned but not paid as of the date of termination, he will receive the balance of his base salary and bonus for the remaining term of the agreement, payable as specified in the agreement. Upon any such termination, Mr. O’Brien will also receive a lump sum payment equal to the actuarial equivalent of the additional pension he would have accrued had his service for pension purposes continued until the expiration of the agreement and be entitled to immediate vesting (or, in the Board’s discretion, the redemption in cash) of all of his stock-based awards. The agreement also provides for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to a change of control (as defined), under certain circumstances, or for reduction of the payments to avoid excise taxes.

Severance Agreements. We have entered into severance agreements with Messrs. O’Brien, Belechak, Schott and Ms. Hogel. These officers will receive certain payments if, in connection with a change in control (as defined) of the company, his or her employment is terminated other than for cause, death or disability (as defined). Certain other events that constitute constructive discharge may also trigger payment. Payments will only be triggered if such officer’s employment is terminated, or he or she is constructively discharged, during a coverage period (as defined) beginning when a change in control occurs and ending if a transaction is abandoned or, if not, 24 months after the closing of the transactions constituting a change of control. Each officer is entitled to receive a lump sum severance payment equal to three times the sum of the officer’s then current annual base pay and the highest target bonus opportunity available during the three years preceding termination, an amount intended to compensate the officer for the loss of long-term benefits, an amount equal to the present value of benefits that would have accrued under qualified and non-qualified defined benefit retirement plans had the officer continued to participate for 36 months following termination, and certain other payments and benefits, including continuation of employee benefits for 36 months following termination. The agreements also provide for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to a change of control, under certain circumstances, or for reduction of the payments to avoid excise taxes. The severance agreements also contain non-competition, non-solicitation and confidentiality provisions. The termination payments and benefits under the severance agreements are in lieu of, and not in addition to, termination payments and benefits under the company’s other termination plans or agreements. Once the coverage period begins, the severance agreements supersede the non-competition agreements and Mr. O’Brien’s employment agreement described above.

Beneficial Ownership of Stock

Holdings owns all of our outstanding voting stock.

The following table shows all equity securities of Holdings beneficially owned, directly or indirectly, as of March 10, 2004, by each director and by each executive officer named in the Summary Compensation Table:

	Total Shares of Common Stock (1)		Shares of Common Stock/ Nature of Ownership (2)
Morgan K. O’Brien	260,030	(3)	29,682 51,678	VP, IP VP
Joseph G. Belechek	45,678	(3)	6,778 16,400	VP, IP VP
Maureen L. Hogel	43,773	(3)	5,873 15,400	SVP, SIP VP
Stevan R. Schott	27,623	(3)	5,948 13,400	VP, IP VP
William F. Fields	61,594	(3)	2,085 5,800	VP, IP VP
Directors, Nominees and Executive Officers as a Group (5 persons)	438,698

None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of Holdings Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of Holdings Common Stock as of March 10, 2005.

(1)	The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 10, 2005 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amounts: Mr. O’Brien: 178,670; Mr. Belechak: 22,500; Ms. Hogel: 22,500; Schott: 8,275; Mr. Fields: 53,079; and all directors and current executive officers as a group: 285,025.

(2)	The term “Joint” means owned jointly with the person’s spouse. The initials “VP” and “IP” mean sole voting power and sole investment power, respectively, and the initials “SVP” and “SIP” mean shared voting power and shared investment power, respectively.

(3)	Includes the unvested portions of restricted stock grants to management under the 2002 Long-Term Incentive Plan (the “Incentive Plan”), as described in more detail in the Summary Compensation Table.

Messrs. Belechak, Schott, Fields and Ms. Hogel also beneficially own 1,325; 837; 1,487; and 1,026 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of March 10, 2005. The Preference shares are held by the Employee Stock Ownership Plan trustee for Duquesne Light Company’s 401(k) Plan on behalf of the executive officers, who have voting but not investment power. The Preference shares are redeemable for Common Stock or cash on retirement, termination of employment, death, or disability. As of March 10, 2005, there were 404,492 Preference shares outstanding. Mr. O’Brien does not own any Preference shares.

Our directors and executive officers do not own any Holdings Preferred Stock or Duquesne Light Preferred Stock.

Directors’ Fees and Plans

All the Directors of Duquesne Light are employees of our parent, Holdings, and do not receive fees for their services as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Duquesne Light’s directors and executive officers, and any persons who beneficially own more than 10% of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2004, all such Section 16(a) filing requirements were met.

Compensation Committee Interlocks and Insider Participation

We dissolved the Compensation Committee on January 1, 2002. Its functions are now performed by our President.

Corporate Governance

As a wholly owned subsidiary of Holdings, Duquesne Light is exempt from Rule 10A-3 of the Securities Exchange Act of 1934, as amended, regarding independent audit committees. We list only preferred and debt securities on the NYSE, so we are also exempt from the NYSE listing standards (Section 303A) regarding a majority independent board and independent nominating and compensation committees. With no independent audit committee, we have determined it is unnecessary to have an “audit committee financial expert;” as a consolidated subsidiary of Holdings, all our financial, accounting and auditing issues are dealt with at the Holdings level. All employees (including our officers and directors) of Holdings’ consolidated subsidiaries are subject to the Duquesne Light Holdings Guidelines for Ethical Conduct (the long-standing code of ethics). You can access the Guidelines on the internet at www.duquesnelightholdings.com. As our sole common stockholder, Holdings is the only person with a vote on any matters submitted to a vote of the stockholders, including election of directors. Given our wholly owned status, we have no policy or procedure regarding stockholder nomination of candidates for the board. Any stockholders wishing to communicate with the board may send communications to our principal executive offices, addressed to Morgan K. O’Brien, President and CEO, c/o Corporate Secretary, Duquesne Light Company, 411 Seventh Avenue, Pittsburgh, PA 15219. All such communications will be available for review by Mr. O’Brien.